Exhibit 99.1

VITAMIN SHOPPE, INC.
300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 www.vitaminshoppe.com	NEWS RELEASE

The Vitamin Shoppe Appoints Two New Members of Board of Directors

SECAUCUS, N.J., April 6, 2017 — Vitamin Shoppe, Inc. (NYSE: VSI), a multi-channel specialty retailer and manufacturer of nutritional products, today announced that its Board of Directors voted to expand the size of the board to twelve directors and appointed Tracy Dolgin and Alexander W. Smith as members of the board of directors effective April 4, 2017. Under NYSE rules and the Vitamin Shoppe’s corporate governance guidelines, both qualify as independent directors. Both Mr. Dolgin and Mr. Smith will stand for re-election at the upcoming Annual Meeting of Shareholders. At the same time, two longer term directors Catherine Buggeln and Richard Markee, will not stand for re-election. As a result, immediately following the Annual Meeting of Shareholders, the board will return in size to ten directors.

Mr. Tracy Dolgin has been associated with the YES Network since 2004 when he joined as President in CEO. He was named non-executive Chairman in 2016 and transitioned to board member in January 2017. Prior to joining YES he was Managing Director and Co-Head of Houlihan Lokey’s Media, Sports and Entertainment Practice. From 1992 through 2003 he was employed at various Fox media properties; President, Fox Sports Net; Chief Operating Officer, Fox Cable Networks; Executive Vice President, Fox Sports and Executive Vice President of Marketing, Fox Broadcasting. Prior to Fox, Tracy was Senior Vice President at HBO Video.

Mr. Alexander W. Smith most recently served as President and CEO of Pier 1 Imports, Inc. a specialty home furnishings retailer. Prior to joining Pier 1, from 2001 to 2007, Mr. Smith served as Group President of the TJX Companies where he oversaw the operations of Home Goods, Marshalls and TJ Maxx. He was also instrumental in the development of the TK Maxx stores in the United Kingdom as well as running the company’s international operations. For the prior 20 years, he held positions of increasing responsibility at other retailers including; Lane Crawford, Owen Owen and Harvey Nichols in the U.K., Hong Kong and Singapore.

John Bowlin, Chairman of the Board of the Vitamin Shoppe stated, “In an ongoing effort to ensure that our board has the skills and experience necessary to assist in setting long-term strategy and driving the company forward in an ever-evolving retail world, we are pleased to add two new talented executives to our board. As we move forward with our reinvention, it is imperative the board have expanded and diverse industry expertise, including retail and technology leaders. I am thrilled to welcome Tracy and Alex to our board and look forward to working with them.”

Mr. Bowlin further added, “I, along with the rest of the board and the leadership team of The Vitamin Shoppe, want to thank Rick and Kate for their many years of dedicated service. Their insight and guidance as the Company evolved its board composition and reinvention strategies were invaluable.”

About the Vitamin Shoppe, Inc. (NYSE:VSI)

The Vitamin Shoppe is a multi-channel, specialty retailer and contract manufacturer of nutritional products based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive retail assortment including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering products from approximately 900 national brands, The Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, Next Step® and Betancourt Nutrition® brands. The Vitamin Shoppe conducts business through more than 775 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and through its website, www.vitaminshoppe.com. Follow the Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

CONTACTS:

Analysts and Investors:

Kathleen Heaney

201-552-6430

ir@vitaminshoppe.com

Media PR Agency:

Kaplow

212-221-1713

vitaminshoppe@kaplow.com

Crystal Carroll

Senior Public Relations Manager

201-552-6328

crystal.carroll@vitaminshoppe.com

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